Exhibit 99.1

PRESS RELEASE First Quarter 2010 Results

• Continued strong multiple play conversion drove 11% revenue uplift, of which 9% organic;

• Free Cash Flow of €62.9 million, or 20% of revenue;

• Full year 2010 outlook reconfirmed with Free Cash Flow in excess of €200 million.

The enclosed information constitutes regulated information as defined in the Royal Decree of 14 November 2007 regarding the duties of issuers of financial instruments which have been admitted for trading on a regulated market.

Mechelen, April 26, 2010 — Telenet Group Holding NV (“Telenet” or the “Company”) (Euronext Brussels: TNET) announces its unaudited consolidated results under International Financial Reporting Standards as adopted by the European Union (“EU GAAP”) for the three months ended March 31, 2010.

HIGHLIGHTS

•                  Solid net new customer intake amidst competitive market environment: Telenet Digital TV (+65,000), broadband internet (+34,000) and fixed telephony (+22,000);

•                  Over 1 million households enjoy the convenience of our interactive digital TV platform, up 40% year-on-year;

•                  Unique positioning in mobile market continued to appeal (+23,000 net new mobile postpaid additions);

•                  ARPU per unique customer of €37.7, up from €33.6 in prior year period;

•                  Revenue of €316.9 million, up 11% compared to the prior year period, of which 9% was organic;

•                  Adjusted EBITDA(1) grew 9% year-on-year to €163.1 million, yielding a 51.5% margin. Excluding BelCompany, Adjusted EBITDA was up 11%, equivalent to a 53.1% margin;

•                  Net profit of €13.3 million, up 54% compared to prior year, despite higher loss on derivatives;

•                  28% decrease in accrued capital expenditures(2) compared to prior year mainly related to lower set-top box rental capex and phasing;

•                  Free Cash Flow(3) of €62.9 million, equivalent to 20% of revenue. Excluding nonrecurring hedging optimization costs, Free Cash Flow would have amounted to €72.1 million;

•                  AGM of April 28, 2010, to vote on proposed extraordinary shareholder disbursement of €2.23 per share. Effective payout targeted early August 2010.

As of and for the three months ended	March 2010	March 2009	Change %

FINANCIAL HIGHLIGHTS (€ in millions, except per share amounts)

Revenue	316.9	286.3	11%
Operating Profit	84.3	73.2	15%
Net Profit	13.3	8.6	54%

Basic Earnings Per Share	0.12	0.08	50%
Diluted Earnings Per Share	0.12	0.08	50%

Adjusted EBITDA (1)	163.1	149.3	9%
Adjusted EBITDA margin %	51.5%	52.2%

Accrued Capital Expenditures (2)	53.3	74.2	-28%
Accrued Capital Expenditures as % of revenue	17%	26%
Free Cash Flow (3)	62.9	59.2	6%

OPERATIONAL HIGHLIGHTS (in 000 serviced premises)

Total Cable TV	2,318	2,386	-3%
Analog Cable TV	1,253	1,606	-22%
Digital Cable TV (Telenet Digital TV + INDI)	1,065	780	37%
Broadband internet	1,150	1,025	12%
Fixed telephony	763	665	15%
Mobile telephony	152	94	62%

Triple play customers	673	577	17%
Services per customer relationship (4)	1.83	1.71	7%
ARPU per customer relationship (€ / month) (4) (5)	37.7	33.6	12%

TELENET GROUP HOLDING NV – EARNINGS RELEASE FIRST QUARTER 2010

(1)         Under IFRS, EBITDA is defined as profit before net finance expense, income taxes, depreciation, amortization and impairment. Adjusted EBITDA is defined as EBITDA before stock-based compensation and restructuring charges, and before operating charges or credits related to successful or unsuccessful acquisitions or divestures.  Operating charges or credits related to acquisitions or divestures are defined as (i) gains and losses on the disposition of long-lived assets and (ii) due diligence, legal, advisory and other third-party costs directly related to our efforts to acquire or divest controlling interests in businesses. Adjusted EBITDA is an additional measure used by management to demonstrate the Company’s underlying performance and should not replace the measures in accordance with IFRS as an indicator of the Company’s performance, but rather should be used in conjunction with the most directly comparable IFRS measure. A reconciliation of this measure to the most directly comparable IFRS measure is disclosed in Exhibit 1 on page 9.

(2)         Accrued capital expenditures are defined as additions to property, equipment and intangible assets, including capital lease additions, as reported in our consolidated balance sheet on an accrued basis.

(3)         Free cash flow is defined as net cash provided by the operating activities of our continuing operations less capital expenditures of our continuing operations, each as reported in our consolidated statements of cash flows.

(4)         Customer relationships are equal to the sum of analog and digital basic cable TV subscribers on the Combined Network.

(5)         Average monthly revenue (ARPU) per revenue generating unit (RGU) and ARPU per customer relationship are calculated as follows: average total monthly recurring revenue (including revenue earned from carriage fees and set-top box rentals and excluding interconnection revenue, installation fees, mobile telephony revenue and set-top box sales) for the indicated period, divided by the average of the opening and closing RGU base or customer relationships, as applicable, for the period.

Conference call — Telenet will host a conference call for institutional investors and analysts on April 27, 2010, at 3.00pm CET.

For dial-in details and webcast links, please visit: http://investors.telenet.be

Contacts

Press:	Marina De Moerlooze	Evelyne Nieuwland
	VP Corporate Communications	Spokesperson
	marina.de.moerlooze@staff.telenet.be	evelyne.nieuwland@staff.telenet.be
	Phone: +32 15 335 771	Phone: +32 15 335 544

Analysts and Investors:	Vincent Bruyneel	Rob Goyens
	Director Investor Relations & Group Treasurer	Manager Investor Relations
	vincent.bruyneel@staff.telenet.be	rob.goyens@staff.telenet.be
	Phone: + 32 15 335 696	Phone: +32 15 333 054

About Telenet — Telenet is a leading provider of media and telecommunication services. Its business comprises the provision of cable television, high speed internet and fixed and mobile telephony services, primarily to residential customers in Flanders and Brussels. In addition, Telenet offers services to business customers across Belgium under the brand Telenet Solutions. Telenet is listed on the Euronext Brussels Stock Exchange under the ticker symbol TNET and is part of the BEL20 stock market index.

Additional Information — Additional information on Telenet and its products can be obtained from our website http://www.telenet.be. Further information regarding the operating and financial data presented herein can be downloaded from the investor relations pages of this website. Our Consolidated Annual Report 2009 as well as unaudited condensed consolidated financial statements and presentations related to the financial results of the first three months of 2010 have been made available from the investor relations pages of our website (http://investors.telenet.be).

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995 — Various statements contained in this document constitute “forward-looking statements” as that term is defined under the U.S. Private Securities Litigation Reform Act of 1995. Words like “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy,” and similar expressions identify these forward-looking statements related to our financial outlook, dividend policy and future growth prospects, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted whether expressed or implied, by these forward-looking statements. These factors include: potential adverse developments with respect to our liquidity or results of operations;  potential adverse competitive, economic or regulatory developments; our significant debt payments and other contractual commitments; our ability to fund and execute our business plan; our ability to generate cash sufficient to service our debt; interest rate and currency exchange rate fluctuations; the impact of new business opportunities requiring significant up-front investments; our ability to attract and retain customers and increase our overall market penetration; our ability to compete against other communications and content distribution businesses; our ability to maintain contracts that are critical to our operations; our ability to respond adequately to technological developments; our ability to develop and maintain back-up for our critical systems; our ability to continue to design networks, install facilities, obtain and maintain any required governmental licenses or approvals and finance construction and development, in a timely manner at reasonable costs and on satisfactory terms and conditions; our ability to have an impact upon, or to respond effectively to, new or modified laws or regulations and our ability to sustain or increase shareholder distributions in future periods. We assume no obligation to update these forward-looking statements contained herein to reflect actual results, changes in assumptions or changes in factors affecting these statements.

Financial Information — The consolidated annual financial statements of Telenet Group Holding as of and for the year ended December 31, 2009 have been prepared in accordance with International Financial Reporting Standards, as adopted by the EU (EU GAAP) unless otherwise stated and have been made available on our website on April 2, 2010.

Non-GAAP measures —Adjusted EBITDA and Free Cash Flow are non-GAAP measures as contemplated by the U.S. Securities and Exchange Commission’s Regulation G.  For related definitions and reconciliations, see the Investor Relations section of the Liberty Global, Inc. website (http://www.lgi.com). Liberty Global, Inc. is our controlling shareholder.

This document has been released on April 26, 2010, at 5.45pm CET

Commenting on the results, Duco Sickinghe, Telenet’s Chief Executive Officer, stated:

“After an exceptionally strong performance in 2009, partially fueled by the pent-up demand for digital TV in the acquired Interkabel footprint, we were pleased to see that our continuing efforts to enhance customer experience, satisfaction and loyalty paid off in the first quarter. The combination of superior products, bundles and attractive pricing led to an aggregate of 121,000 net new subscribers to our core residential products of broadband internet, digital TV and fixed telephony. With 65,000 net additions to digital TV in Q1 2010, we passed the milestone of 1 million households appreciating the broad experience of our interactive digital TV platform.

Our recently upgraded broadband products are currently best positioned in the market to respond to the increasing customer needs for faster broadband speeds. As a result, we added 34,000 net new subscribers to broadband internet in the first quarter, while our competitively priced fixed telephony products attracted 22,000 net new subscribers. After a successful overhauled and balanced push into the mobile market in Q4 2009, we believe that our unique handset-subsidized mobile rate plans remained an attractive proposition for our customers as we increased our mobile customer base by 23,000 to 152,000 active SIM cards. Typical for cable operators having a historically high cable penetration and limited expansion of homes passed, we lost about 24,000 basic cable TV subscribers in the first quarter, of which almost all were low-value generating single play customers.

Our relentless focus on increasing the quality of our customer base continued to drive up the number of customers subscribing to more than one product: 53% of our customer base is now on dual or triple play. Our monthly ARPU per unique customer jumped to €37.7 in Q1 2010 from €33.6 a year ago. At the same time, this migration towards multiple play had a positive influence on our churn, which continued to demonstrate improving trends.

The first quarter was also characterized by many new initiatives that will significantly increase the customer experience of our broadband internet and digital TV products. In March, we further increased our broadband speeds and launched our first EuroDocsis 3.0 product delivering up to 100 MBps, leaving competitive broadband offers vastly behind, and we are satisfied with the customer uptake so far. 96% of our broadband internet customers have a download speed of over 10 MBps, implying one of the highest quality subscriber base across Europe. We are big believers of a strong digital TV platform focusing on ease of use, video-on-demand and interactivity. With a total makeover of the user interface, our digital TV platform will become now more than ever the centerpiece in our customers’ digital lifestyle. All these innovations were possible without massive investments in our network, underlining the superiority of the cable network architecture.

Revenue for the first quarter increased by 11% to €317 million, thanks to continued strong growth in digital TV and broadband internet and of which 9% was organic. Mobile also contributed well to our top line performance, whilst on the fixed telephony side we were no longer suffering from the regulatory decline in fixed termination rates. Our Adjusted EBITDA improved 9% to €163 million, yielding a margin of 51.5%. Excluding BelCompany, which we acquired on June 30, 2009, our Adjusted EBITDA grew 11%. Accrued capital expenditures were €53 million for Q1 2010, representing 17% of revenue, reflecting both lower set-top box rental capex as compared to the prior year and phasing. Our Free Cash Flow for Q1 2010 was €63 million, up 6% year-on-year and a sound 20% of revenue, despite €9 million of cash outflow related to the optimization of our interest rate hedges. Excluding the latter, our Free Cash Flow would have grown 22% year-on-year.

We believe that the combination of strong first quarter subscriber additions, the vast improvements in our residential broadband internet and digital TV product lineup, promising contract wins in our business division and our network superiority, will set the basis for further growth in 2010. Having completed the first three months of the year, we reconfirm our full year outlook as provided at the end of February. We will continue to work hard on further optimizing our operations and will ensure that our customers receive the best available products, service and prices.”

1                                         Operational highlights

1.1                               Multiple play

OVERVIEW & MULTIPLE PLAY

In the first quarter of 2010, we realized 121,000 net additions for our core residential products of Telenet Digital TV, broadband internet and fixed telephony. Although this represents a marked slowdown compared to the prior year quarter’s achievement of 184,000 net additions, we note that Q1 2009 was an exceptionally strong quarter driven by pent-up demand for both our interactive digital television service and our multiple play bundles in the acquired Interkabel area. Prior to the Interkabel Acquisition in October 2008, customers in that service footprint could neither subscribe to our Digital TV platform nor to our multiple play bundles.

We are pleased with our Q1 2010 operational achievement in light of the intensely competitive environment. In line with the trends of the previous quarters, these solid operational results stemmed from both thriving sales, propelled by our segmented multiple play bundles marketed under the “Shakes” brand, as well as moderate churn compared to the prior year period. The latter reflects on the one hand the benefits of our multiple play strategy which translates into a much lower propensity to churn and on the other hand our relentless focus on customer service, convenience and experience. Net new customer intake for our broadband internet service (+34,000 in Q1 2010) accelerated compared to the previous quarters driven by our product leadership and network superiority over competing technologies. At the same time, we continued to make inroads in the fixed telephony market (+22,000 net additions in Q1 2010) thanks to innovative flat fee rate plans and attractive pricing both stand-alone and as part of a multiple play bundle. Furthermore, we saw continued adoption of our Telenet Digital TV platform (+65,000 net additions in Q1 2010), resulting in a further increase in our digitalization ratio to 46% at the end of March 2010 (including INDI Digital TV). The superior ARPU resulting from these products compared to the basic cable TV ARPU, together with further growth in multiple play penetration, significantly outweighed the expected acceleration in the level of net organic attrition for our basic cable TV service (-24,000 in Q1 2010).

At the end of March 2010, our total services reached 4,231,000, up 4% compared to the prior year’s level of 4,077,000 (excluding mobile telephony in both cases). The number of triple play customers continued to grow handsomely by 96,000 over the past twelve months to 673,000, up 17% compared to the prior year period. The combination of both a growing number of triple play subscribers and increased churn of single play analog TV customers to competing television platforms led to a higher proportion of multiple play customers relative to our total customer relationships. The level of triple play penetration relative to our total customer relationships amounted to 29% at the end of March 2010 compared to 24% a year earlier. Given the historically high level of cable penetration in Flanders, we continue to serve a substantial number of single play analog TV customers, diluting the proportion of multiple play subscribers relative to our total customer relationships. The growing uptake of our multiple play bundles can also be derived from the number of services per customer relationship. This ratio continued to increase, up 7% year-on-year to 1.83 services at the end of March 2010, compared to 1.71 a year earlier.

ARPU PER CUSTOMER RELATIONSHIP

ARPU per unique customer amounted to €37.7 in Q1 2010, up 12% compared to the prior year period. Our reported growth rate in Q1 2010 was broadly similar to the growth recorded in the fourth quarter of 2009, which we believe to be a solid performance. While individual product ARPUs continue to trend down because of a growing proportion of bundle and other discounts and competitive pressures, we have succeeded in growing the overall ARPU per unique customer. The ARPU uplift is a direct result of a growing proportion of newly acquired customers opting for a multiple play bundle, the continued uptiering of our existing subscriber base to multiple play and finally the continued migration from analog to digital TV, with the latter resulting in an approximate doubling of the basic cable TV ARPU.

1.2          Broadband internet

Our broadband internet service experienced yet again a strong quarter in terms of customer intake. During the first three months of the year, we recorded 34,000 net new broadband customers, bringing our total broadband internet subscriber base to 1,150,000 (+12% year-on-year). Our sustained progress in the broadband market continues to be driven by the success of our multiple play bundles, embedding improved broadband specifications versus our stand-alone broadband products, as well as our product leadership and network superiority over competing technologies. Churn showed a further improvement compared to the prior year quarter, from 7.6% to 6.9% in Q1 2010. At the end of March 2010, broadband internet reached a penetration of 41.1% (as a % of homes passed) compared to 36.9% in the prior year period.

As part of our long-term ambition to be at the forefront of the broadband market in our footprint, we unveiled our next generation broadband internet product lineup previous quarter, resulting in faster speeds and increased volume for both existing and new customers throughout 2010 without a price increase. At the same time, we launched our new flagship product FiberNet across our entire footprint. Relying upon the latest EuroDocsis 3.0 technology, the launch of FiberNet has again underpinned our status of fastest internet provider within our service footprint, offering customers unprecedented speeds of up to 100 MBps. Although FiberNet was only launched late in the first quarter, we are satisfied with the customer response and uptake so far. As a result of these product improvements and increasing consumer demand for faster broadband speeds, 96% of our internet subscriber base is now enjoying a download speed of more than 10 MBps.

1.3          Telephony

FIXED TELEPHONY

We ended the first quarter of 2010 with 763,000 fixed telephony subscribers, a 15% increase compared to the prior year period. Consequently, the penetration of our fixed telephony service (as a % of homes passed) reached 27.3% at the end of March 2010 compared to 24.0% a year earlier. During the first three months of the year, we attracted 22,000 net new fixed telephony subscribers. Growth in net additions continued to stem from the broad appeal of our product bundles and flat fee rate plans for both domestic and international call destinations. Churn remained stable compared to the fourth quarter of last year at 6.9%, yet came in well below last year’s first quarter level of 7.4%.

MOBILE TELEPHONY

Our mobile telephony subscriber base reached 152,000 postpaid customers at the end of March 2010, marking a 62% increase compared to the prior year period. In the first quarter of the year, we managed to obtain 23,000 net new mobile telephony subscribers, nearly matching the buoyant achievement of Q4 2009 when we recorded 24,000 net additions despite the year-end quarter being seasonally a stronger quarter. We attribute these solid results to our extended product offering, innovative rate plans, including selective handset subsidies, and higher sales and improved activation rates through our BelCompany retail channel. In line with the trends observed in Q4 2009, these newly acquired mobile customers reveal a higher usage profile and hence generate a superior ARPU relative to the existing customers on the old tariff plans. In 2010, we anticipate making further inroads in the mobile market through the planned migration towards our Full-MVNO, yet in disciplined and carefully-weighted steps.

1.4          Television

1.4.1       Digital & Premium Television

At the end of March 2010, we served 1,065,000 digital TV subscribers, up 37% compared to the prior year period. Our digital TV subscriber base comprised 1,003,000 Telenet Digital TV customers (+40% year-on-year) and the remaining 62,000 customers on the INDI digital TV platform which we acquired as part of the Interkabel Acquisition in October

2008. During the first three months of the year, we added 65,000 net new Telenet Digital TV customers compared to 107,000 in the prior year quarter, which was largely driven by pent-up demand in the acquired Interkabel area.

Our digitalization ratio, which measures the total base of digital TV customers (both Telenet Digital TV and INDI) relative to our total cable TV subscriber base, continued to grow, reaching 46% at the end of March 2010 compared to 33% a year earlier. In February this year, we unveiled a new customer interface for our interactive Telenet Digital TV platform. Together with the upcoming launch of Digiprogrammer, which enables customers to program their set-top boxes through the web, these innovations will create a wholly new experience for our digital TV customers.

1.4.2       Basic Cable Television

Subscribers to both basic analog and digital television services totaled 2,318,000 at the end of March 2010 compared to 2,342,000 at the end of December 2009. This implies a net organic loss of 24,000 basic cable TV subscribers for the first three months of the year. This organic loss excludes migrations to our digital TV platform and represents customers churning to competitor’s platforms, such as other digital television providers and satellite operators, or customers terminating their TV service or having moved out of our service footprint. Given the historically high level of cable penetration in our footprint and the limited expansion of the number of homes passed, we believe that the number of cable TV subscribers will continue to show a decreasing trend.

In line with our expectations and the trends witnessed in Q4 2009, the level of organic attrition showed a year-on-year increase given a more intense competitive environment in the residential TV market. Yet, the level of organic attrition remained within our expectations and the strong growth in both digital TV and triple play subscribers significantly outweighed the higher net organic attrition for our basic cable TV service given the former’s far superior ARPU contribution compared to the basic cable TV ARPU.

Our 2010 outlook, which we provided at the end of February this year, fully captures our expectation of higher churn for our analog TV service given sustained competition in the residential TV market from competing platforms. In light of these challenges, we will increasingly pursue our strategy of converting the majority of our single play basic cable TV subscribers to multiple play, while greatly enhancing the customer experience of our interactive digital TV platform with new features and a revamped user interface. At the same time, our analog TV product continues to deliver great value for money, as it provides a diversified range of 27 basic channels and the complementary feature of connecting multiple TV-sets simultaneously at one of the lowest basic cable TV fees within Western Europe.

2                                         Financial highlights

2.1                               Revenue

In the first quarter of 2010, we generated revenue of €316.9 million, up 11% compared to the prior year quarter, which produced revenue of €286.3 million. Apart from BelCompany, which we have consolidated since June 30, 2009, our revenue growth was fully organic and predominantly driven by sustained growth in our subscriber base for our core residential products of digital TV, broadband internet and fixed telephony, a growing contribution from our mobile activities and overall a higher ARPU per customer relationship resulting from customers increasingly subscribing to two or more products and a higher penetration of digital TV across our customer base. Organic revenue growth in Q1 2010 amounted to 9%.

BASIC CABLE TELEVISION

Basic cable television revenue, which comprises the basic subscription fee paid by our analog and digital (both Telenet Digital TV and INDI) subscribers, increased 3% in Q1 2010 to €81.6 million compared to €79.5 million in the prior year period. Until March 2010, the net organic attrition for our basic cable television service was fully absorbed by the deferred benefit of the approximately 6% increase of the basic cable subscription fee, implemented as of February 2009. While our digital cable TV customers are billed on a monthly basis and therefore were already reflecting the tariff increase, we only applied the higher subscription fee to our analog cable TV customers upon sending their annual invoice.

As the support from the higher basic cable television subscription fee has ended in March this year, we believe our basic cable television revenue will start to reflect the further decrease in our subscriber base which is directly linked to the historically high cable penetration in Flanders, the limited room for expansion in terms of homes passed and the intense competitive environment in the residential television market.

PREMIUM CABLE TELEVISION

Our premium cable television revenue regroups the revenue generated by our digital TV subscribers on top of the basic cable television revenue as described above. In addition to video-on-demand revenue, our premium cable television revenue is driven by the strong uptake in rentals of the high-end HD and PVR-enabled set-top boxes, which provide a positive boost to our recurring monthly set-top box rental fees. The other contributors to our premium cable television revenue include subscription fees to our thematic and premium channel packages, the latter marketed under the brand name PRIME, and interactive services on the platform.

Digital TV customers typically generate an ARPU which is approximately twice as high as the basic cable TV ARPU, through the use of on-demand content, the uptake of our thematic and premium channel packages, payTV as well as recurring rental fees. Premium cable television revenue in Q1 2010 amounted to €34.9 million, up 37% compared to the prior year period which produced revenue of €25.6 million.

DISTRIBUTORS/OTHER

Distributors/Other revenue includes revenue related to the sale of set-top boxes, revenue from cable television activation and installation fees and an increasing share of other services such as online advertising on our portal and community websites. Furthermore, this revenue line also includes the contribution from the acquired mobile telephony distribution channel, BelCompany.

Distributors/Other revenue grew €5.0 million from €10.1 million in Q1 2009 to €15.1 million in Q1 2010. The 49% corresponding year-on-year revenue increase was largely attributable to the full consolidation of BelCompany since June 30, 2009. During the first three months of 2010, BelCompany generated revenue of €5.5 million compared to €7.9 million in the fourth quarter of 2009. On the one hand, seasonal patterns influenced revenue with the year-end quarter typically being a stronger quarter in terms of volume and sales, while on the other hand our multi-brand retail store BelCompany generated a substantial part of our own mobile sales in the current quarter thus leading to lower sales commissions from third-party network operators.

In Q1 2010, the revenue generated by the sale of set-top boxes and other customer premise equipment yielded revenue of €1.3 million compared to €1.7 million a year earlier. This decrease is predominantly attributable to the marked shift to set-top box rentals, which generates recurring revenue in the form of a monthly rental fee, as opposed to the one-time low-margin revenue from set-top box sales.

RESIDENTIAL BROADBAND INTERNET

Residential broadband internet revenue showed 8% growth in Q1 2010 to €106.0 million compared to €98.0 million a year earlier. This solid revenue increase was driven by the robust growth of our broadband internet subscriber base as we added 125,000 net new broadband subscribers over the past twelve months, whilst we continued to experience a much slower pace of downward migrations. Robust subscriber growth and fewer downward migrations were slightly offset by a higher concentration of sales in bundles, which has an adverse impact on the individual product ARPU as we allocate the bundle discount proportionally over the different products.

In February 2010, we unveiled our next generation broadband internet product lineup, including the launch of our first EuroDocsis 3.0-based product, FiberNet. Enabling unprecedented speeds of up to 100 MBps in Flanders and parts of Brussels, we believe FiberNet will further drive broadband revenue growth alongside further growth in the overall level of broadband penetration.

RESIDENTIAL TELEPHONY

Our residential telephony revenue, which includes the contribution of both our fixed and mobile telephony businesses, amounted to €60.6 million in Q1 2010, up 14% compared to the €53.3 million which we generated in the prior year quarter. In addition to a growing contribution from our mobile business, our revenue growth revealed an accelerating trend as we no longer suffer from the adverse impact of the 55% regulatory decline in fixed termination rates, which had a negative impact of €2.3 million on our Q1 2009 revenue. This was somewhat offset by a further decline in the individual fixed telephony ARPU given the higher proportion of customers on flat fee rate plans and a sustained high concentration of bundle sales.

BUSINESS SERVICES

Our business services division recorded revenue of €18.8 million in Q1 2010, a decline of 5% compared to the prior year period’s revenue of €19.8 million. We should point out, however, that our Q1 2009 B2B revenue contained substantial nonrecurring installation revenue of €1.1 million. Our transition towards a more coax-based product portfolio will allow us to improve the profitability of our business services division going forward and to increase focus on newly developed core data and internet products. We believe the roll-out and availability of EuroDocsis 3.0 across our entire footprint will herald future growth for select, smaller sized B2B segments given the superior speeds and specifications and an improved quality of service over competing technologies.

2.2          Expenses

Total operating expenses amounted to €232.6 million in Q1 2010, up 9% compared to the prior year period when we incurred total operating expenses of €213.1 million. Excluding BelCompany, our total operating expenses increased 6% in the first quarter of 2010. Compared to revenue growth, our expense level grew at a slower pace mainly thanks to the operational efficiency improvements which we continued to pursue in our sales, care and repair divisions, while overall keeping a tight control on overhead expenses.

•                  Employee benefits represented €33.0 million in Q1 2010, up 16% compared to the prior year period when employee benefits amounted to €28.3 million. It should be noted that the prior year quarter included a one-off positive impact for compensation benefits resulting from a reduction of certain accruals. Furthermore, our deliberate strategy to increase the weight of insourced call centers contributed to higher employee benefits, offset through lower network operating and service costs. Moreover, the superior efficiency and effectiveness of insourced call centers will continue to contribute to improved results for both sales and care.

•                  Depreciation and amortization showed a moderate 2% increase year-on-year to €77.2 in Q1 2010.

•                  Network operating and service costs rose 14% year-on-year to €92.7 million, reflecting the BelCompany acquisition, as well as the purchase costs of our mobile handsets which we only started offering as of Q4 2009. Furthermore, we saw an increase in direct expenses such as call centre costs, content costs and interconnect termination fees, which are all directly correlated to the continued strong growth in our subscriber base.

•                  Advertising, sales and marketing expenses of €15.3 million for the first quarter of 2010 were virtually unchanged compared to the prior year period. A decline in sales commissions following a lower level of net new subscriber additions compared to an exceptionally strong Q1 last year was offset by a full quarter inclusion of BelCompany and the overall impact of our new mobile-focused marketing campaigns.

•                  Other costs, including operating charges (credits) related to acquisitions or divestitures, remained broadly flat compared to the prior year period at €12.7 million and predominantly reflect business-supporting corporate advisory and legal fees.

As a percentage of revenue, our total operating expenses (including depreciation and amortization) declined by one full percent from 74.4% in Q1 2009 to 73.4% in Q1 2010, despite the acquisition of BelCompany and the introduction of subsidized mobile handsets. The improvement was mainly driven by selling, general & administrative expenses, having grown only 5% year-on-year in Q1 2010 versus revenue growth of 11%.

2.3          Adjusted EBITDA and operating profit

For the first quarter of 2010, we generated Adjusted EBITDA of €163.1 million, up 9% compared to the prior year period. In line with our expectations, the underlying Adjusted EBITDA margin showed a mild contraction from 52.2% in Q1 2009 to 51.5%, with BelCompany having a dilutive impact on our margin.

On an organic basis, our Adjusted EBITDA grew 11%, implying an Adjusted EBITDA margin of 53.1%. The strong growth in our Adjusted EBITDA is primarily the result of our continued focus on process and product platform improvements, an accelerated uptake of multiple play and overall disciplined cost control. These ongoing efficiency gains more than compensated for our elevated inroads into mobile.

Exhibit 1: Reconciliation between profit attributable to equity holders and Adjusted EBITDA (unaudited)

	For the three months ended
	March 31,
(€ in millions)	2010	2009	Change %

Total comprehensive income for the period, attributable to owners of the Company	13.3	8.6	54%

Income tax expense	5.1	16.8	-70%
Share of the loss of equity accounted investees	0.2	0.1	53%
Net Finance expense	65.8	47.8	38%
Depreciation, amortization and impairment	77.2	75.6	2%

EBITDA	161.5	148.7	9%

Share based compensation	1.7	0.4	378%
Operating charges (credits) related to acquisitions or divestitures	(0.2)	0.2	n/a

Adjusted EBITDA	163.1	149.3	9%

The combination of strong Adjusted EBITDA growth, offset by higher charges related to share-based compensation and depreciation and amortization, led to an operating profit of €84.3 million, compared to €73.2 million in the prior year, an increase of 15%.

2.4          Net result

FINANCE INCOME AND EXPENSES

Net finance expenses were €65.8 million for the first quarter of 2010 compared to €47.8 million for the prior year period. While interest expenses on our Senior Credit Facility remained fairly stable compared to 2009, this increase primarily reflects a higher negative impact of changes in the fair value of our interest rate hedges and the upfront premiums related to the restructuring of some of our derivative instruments through which we improved the hedged interest levels and extended our hedges through the maturity of our Senior Credit Facility.

Interest income and foreign exchange gain

Interest income for the first quarter of 2010 was €0.3 million, broadly flat compared to last year’s period. Despite our average cash balance being higher in Q1 2010 compared to prior year period, lower interest rates on our cash investments and deposits resulted in stable interest income.

Interest expenses and foreign exchange loss

Our net interest expense for the first quarter of 2010 totaled €34.1 million, which is relatively stable compared to the €33.8 million for the prior year period. Behind this flat evolution, we incurred a further decrease in the EURIBOR interest rate, which sets the basis for our total interest expenses carried on our Senior Credit Facility, offset by a higher margin as a result of the maturity extension process executed in August 2009.

Net gains or losses on derivative financial instruments

We have entered into various derivative instruments to significantly reduce our exposure to interest rate increases through the maturity date of our Senior Credit Facility. Throughout the first quarter of 2010, we have further optimized our portfolio of interest rate hedges seeking to lower the average interest rates. In addition, we have now fully covered the extended maturities of our Senior Credit Facility. Our derivative instruments comprise a combination of interest rate swaps, caps and collars. As a result of our hedging optimization program from the second half of 2009 and the first quarter of 2010, we managed to decrease (i) the average pay interest rate under our swaps to 3.9% from 4.5%, (ii) the average cap interest rate under our caps to 3.8% from 4.7%, (iii) our average floor interest rate under our collars to 1.1% from 2.5% and (iv) our average cap interest rate under our collars to 4.1% from 4.8%.

In line with IFRS accounting standards, our interest rate derivatives are valued on a mark-to-market basis, i.e. at fair value, and differences in fair value are reflected in our income statement. These changes in fair value do not have any direct impact on our cash flows until such time as the derivatives are fully or partially settled. For the first quarter of 2010, the change in fair value of our interest rate derivatives yielded a loss of €32.0 million.

INCOME TAXES

For the first quarter of 2010, we recorded an income tax expense of €5.1 million, compared to €16.8 million for Q1 2009. In Q1 2009, Telenet BidCo NV, a holding company, did not yet recognize a deferred tax asset related to the net operating losses due to a lack of a historical track record of continuous and sustainable profitability.  However, as a result of the approval by the Belgian Tax Authorities of a merger between Telenet BidCo NV and Telenet NV, retrospectively as of January 1, 2010, the merged company will be able to use the net operating losses of Telenet BidCo NV in the future. As a result, a deferred tax asset was recognized, giving rise to a tax credit in Q1 2010 as was the case in Q4 2009.

Since Belgium does not apply tax consolidation rules, future tax expenses or benefits within individual group entities cannot be correlated to the consolidated net income of Telenet Group Holding NV.

NET INCOME

We recorded a net profit of €13.3 million for the first quarter of 2010, including a loss on our interest rate derivatives of €32.0 million, without which we would have recorded a net profit of €45.3 million. In the prior year period, we reported a net profit of €8.6 million, including a €14.3 million loss on our interest rate derivatives, without which we would have recorded a net profit of €22.9 million. Excluding these gains and losses on our interest rate hedges in both years, we experienced an increase in net income, due primarily to our underlying operating improvements.

2.5          Cash flow and liquidity

NET CASH PROVIDED BY OPERATING ACTIVITIES

Net cash provided by operating activities decreased by 10% to €121.4 million for the first quarter of 2010 compared to €135.4 million in the prior year period. This decrease includes €9.2 million of nonrecurring upfront premiums for the optimization of our hedges in Q1 2010, offsetting the solid growth in our Adjusted EBITDA. In addition, under certain interest rate hedging instruments, we already received a portion of the cash interest amounts during the first quarter of 2009, totaling €6.1 million, while the offsetting, payable leg was incurred in the second quarter of 2009.

NET CASH USED IN INVESTING ACTIVITIES

Net cash used in investing activities was €58.4 million for the first quarter of 2010, compared to €76.5 million in the prior year period. This decline primarily reflects lower cash capital expenditures as Q1 2009 was exceptionally boosted by the pent-up demand for rental set-top boxes following the Interkabel Acquisition.

FREE CASH FLOW

We generated Free Cash Flow of €62.9 million for the first quarter of 2010, representing 20% of revenue and slightly up compared to the €59.2 million generated in the prior year period. As Q1 2010 included €9.2 million for the hedging optimization, the underlying Free Cash Flow grew by 22% to €72.1 million.

NET CASH USED IN FINANCING ACTIVITIES

Net cash used in financing activities amounted to €8.8 million for the first quarter of 2010, compared to net cash used in financing activities of €74.6 million for the prior year period. The high cash usage in Q1 2009 primarily reflects the repayment of €65.0 million on the outstanding balance of our Revolving Facility which we drew in 2008 to fund a portion of the Interkabel Acquisition. The remainder of the cash used in financing activities in Q1 2009 included various lease repayments and the €8.9 million scheduled repayment of the Telenet Partner Network capital lease following the Interkabel Acquisition. For Q1 2010, the same lease repayments accounted for the majority of the cash used in financing activities.

As of March 31, 2010, we held €199.9 million of cash and cash equivalents, compared to €145.7 million as of December 31, 2009.

LEVERAGE RATIO AND AVAILABILITY OF FUNDS

As of March 31, 2010, the outstanding balance of our Senior Credit Facility and outstanding cash balance resulted in a net senior debt leverage ratio of 2.9x EBITDA(1), down from 3.1x EBITDA at December 31, 2009, and significantly below the covenant of 6.0x and the availability test of 5.0x. Including our capital leases and other debt, our net total debt leverage ratio is equivalent to 3.5x EBITDA. Taking into account the proposed shareholder disbursement of €250.0 million in Q3 2010, our pro-forma net senior debt leverage ratio would have been 3.3x EBITDA.

Under the Senior Credit Facility, we have access to the additional committed Term Loan facilities B2A and E2 and the Revolving Facility of €310.0 million in aggregate, subject to compliance with the above covenants, with availability up to and including June 30, 2010 and June 30, 2014, respectively, pursuant to the amendments to the Senior Credit Facility. We currently do not face any major debt amortizations before the end of 2014.

 (1) Calculated as per Senior Credit Facility definition, using net senior debt divided by last two quarters’ annualized EBITDA.

2.6          Capital expenditures

Accrued capital expenditures were €53.3 million for the first quarter of 2010, representing 17% of revenue, and were significantly down versus €74.2 million recorded in Q1 2009. This decline is predominantly attributable to our set-top box expenditures which came down to €9.9 million in Q1 2010 from €33.5 million in Q1 2009 as the prior year period included strong pent-up demand for Telenet Digital TV following the Interkabel Acquisition.

In addition to the rental set-top boxes, 22% of our total accrued capital expenditures during the first quarter of 2010 were related to customer installations and in-home equipment and 26% to network growth and expansions, including various investments to accommodate our increased subscriber base and broadband speed requirements. This implies that approximately 67% of our accrued capital expenditures during the first quarter were scalable and growth or subscriber related. The remainder represents refurbishments and replacements of network equipment, sports content acquisition costs and recurring investments in our IT-platform and systems.

For the remainder of the year, we expect an increase in our quarterly accrued capital expenditures as our network upgrade project “Digital Wave 2015”, under which we will split our optical nodes to further increase capacity, will come to cruising speed as of mid-2010. In addition, we foresee additional network investments associated with the uptake of our new FiberNet broadband products, however all of these within our full year outlook as disclosed on February 2010.

3                                         Outlook and other information

3.1                               Outlook for the year 2010

Having thus completed the first three months of the year, we are pleased to reaffirm our full year 2010 outlook as provided at the end of February and as shown in Exhibit 2 below. It should be noted that our first quarter is typically a seasonally strong operational and financial quarter and should, therefore, not be extrapolated for the remainder of the year. In addition, since we consolidated the activities of BelCompany as of June 30, 2009, we will revert to organic growth rates starting Q3 2010.

We believe that our recent product innovations, our new positioning in mobile and our continued focus on customer satisfaction and loyalty will continue to drive strong growth in our digital TV service, broadband internet, mobile telephony and multiple play propositions. Hence, we remain confident of our ability to achieve revenue growth of around 8% for the full year, while keeping our Adjusted EBITDA margin close to the 50% level.

As far as accrued capital expenditures are concerned, we forecast a pick-up throughout the rest of the year compared to lower investment levels in Q1 2010 as we accelerate the roll-out of our node splitting project “Digital Wave 2015” and as we foresee additional network investments in line with our growing FiberNet customer base. Including non-cash capital lease additions and rental set-top boxes, our total accrued capital expenditures are expected to reach around 23% of our revenue for the full year.

The combination of the aforementioned building blocks is forecast to result into a Free Cash Flow in excess of €200 million for the full year, including the negative nonrecurring cash impact of our hedging optimization program in Q1 2010 and assuming no material changes in the evolution of the EURIBOR interest rates.

Exhibit 2: Outlook FY 2010

Outlook FY 2010

Revenue growth	Around 8%

Adjusted EBITDA margin	Close to 50%

Capital expenditures(1)	Around 23% of revenue

Free Cash Flow	In excess of €200 million

(1) Accrued capital expenditures, including non-cash capital lease additions and rental set-top boxes.

3.2          Shareholder disbursement

Our primary objective is to maintain sufficient resources and flexibility to meet our financial and operational requirements and at the same time, we will continuously seek ways to create shareholder value through solid growth in our business operations, accretive M&A and levered equity returns.

The Board of Directors of Telenet will propose an extraordinary shareholder disbursement of €2.23 per share, corresponding to a total distributable amount of approximately €250.0 million. This distribution has been based on our Free Cash Flow expectations and an assessment of our underlying business performance, accretive organic or external business opportunities, the competitive and economic climate and our ability to repay our debt autonomously.

Since certain articles under Belgian Company law and under Telenet Group Holding’s Articles of Association restrict the ability of Telenet Group Holding to make regular dividend payments or perform share buy-backs until certain minimum reserves are attained, the disbursement will most likely be executed as a capital reduction, which is not subject to applicable withholding taxes.

The final decision on the shareholder remuneration and payout date will be voted upon at the Annual General Meeting of Shareholders (AGM) on April 28, 2010. It is our intention to effectively settle and distribute the €2.23 per share disbursement in the beginning of August this year.

3.3          Subsequent events

There were no significant events subsequent to March 31, 2010, that would require adjustment to or disclosure in the accounting data included in this press release.

3.4          Procedures of the independent auditor

The statutory auditors, KPMG Bedrijfsrevisoren — Reviseurs d’Entreprises CVBA, represented by Jos Briers, have confirmed that their review procedures, which have been substantially completed, have not revealed any significant matters requiring adjustment of the condensed consolidated interim financial information included in this press release as of and for the three month period ended March 31, 2010.

4              Telenet Group Holding NV – Selected EU GAAP consolidated statement of operations detail

As of and for the three months ended	March 2010	March 2009	Change %

Total Services (in thousands)

Homes passed - Combined Network	2,800	2,775	1%

Television
Analog Cable TV
Analog Cable TV	1,253	1,593	-21%
PayTV on Telenet Partner Network	—	13	n/a
Total Analog Cable TV	1,253	1,606	-22%
Digital Cable TV
Digital Cable TV (Telenet Digital TV)	1,003	716	40%
Digital Cable TV (INDI)	62	64	-3%
Total Digital Cable TV	1,065	780	37%

Total Cable TV	2,318	2,386	-3%

Internet
Residential Broadband Internet	1,115	993	12%
Business Broadband Internet	34	32	6%
Total Broadband Internet	1,150	1,025	12%

Telephony
Residential Telephony	751	655	15%
Business Telephony	12	10	20%
Total Telephony	763	665	15%

Mobile telephony (active customers)	152	94	62%

Total Services (excl. Mobile)	4,231	4,077	4%

Churn

Basic cable television	10.3%	8.8%
Broadband internet	6.9%	7.6%
Telephony	6.9%	7.4%

Customer relationship information - Combined Network

Triple play customers (in thousands)	673	577	17%
Total customer relationships (in thousands)	2,318	2,386	-3%
Services per customer relationship	1.83	1.71	7%
ARPU per customer relationship (in € / month)	37.7	33.6	12%

5              Telenet Group Holding NV – Selected EU GAAP condensed consolidated interim financial statements

5.1          EU GAAP condensed consolidated interim statement of comprehensive income (unaudited)

	For the three months ended
	March 31,
(€ in millions, except shares and per share amounts)	2010	2009	Change %

Revenue

Basic cable television	81.6	79.5	3%
Premium cable television	34.9	25.6	37%
Distributors / other	15.1	10.1	49%
Residential broadband internet	106.0	98.0	8%
Residential telephony	60.6	53.3	14%
Business services	18.8	19.8	-5%

Total Revenue	316.9	286.3	11%

Expenses

Cost of services provided	(180.3)	(163.4)	10%

Gross Profit	136.6	123.0	11%

Selling, general & administrative expenses	(52.3)	(49.7)	5%

Operating profit	84.3	73.2	15%

Finance income	0.3	0.3	-3%
Net interest income and foreign exchange gain	0.3	0.3	-3%
Net gain on derivative financial instruments	—	—	n/a
Finance expenses	(66.1)	(48.1)	37%
Net interest expense and foreign exchange loss	(34.1)	(33.8)	1%
Net loss on derivative financial instruments	(32.0)	(14.3)	124%
Net Finance expense	(65.8)	(47.8)	38%
Share of the loss of equity accounted investees	(0.2)	(0.1)	53%

Profit before income tax	18.4	25.4	-28%

Income tax expense	(5.1)	(16.8)	-70%

Profit for the period	13.3	8.6	54%

Other comprehensive income for the period, net of income tax	—	—	n/a

Total comprehensive income for the period, attributable to owners of the Company	13.3	8.6	54%

Weighted average shares outstanding	111,935,970	110,299,104
Basic earnings per share	0.12	0.08
Diluted earnings per share	0.12	0.08

Expenses by Nature

Employee benefits	33.0	28.3	16%
Share based compensation	1.7	0.4	378%
Depreciation	61.0	59.1	3%
Amortization	14.2	13.9	2%
Amortization of broadcasting rights	2.0	2.5	-20%
Network operating and service costs	92.7	81.0	14%
Advertising, sales and marketing	15.3	15.2	0%
Other costs	12.9	12.4	4%
Operating charges (credits) related to acquisitions or divestitures	-0.2	0.2	n/a

Total Expenses	232.6	213.1	9%

5.2          EU GAAP Condensed consolidated interim statement of cash flows (unaudited)

	For the three months ended
	March 31,
(€ in millions)	2010	2009	Change %

Cash flows provided by operating activities
Profit for the period	13.3	8.6	54%
Depreciation, amortization and impairment	77.2	75.6	2%
Working capital changes and other non cash items	2.3	8.5	-73%
Income tax expense	5.5	16.5	-67%
Net interest expense and foreign exchange loss	33.8	33.5	1%
Net loss on derivative financial instruments	32.0	14.3	124%
Cash interest expenses and cash derivatives	(42.6)	(21.5)	99%

Net cash provided by operating activities	121.4	135.4	-10%

Cash flows provided by investing activities
Purchases of property and equipment	(45.3)	(67.5)	-33%
Purchases of intangibles	(13.1)	(8.8)	50%
Acquisitions of subsidiaries and affiliates, net of cash acquired	—	(0.3)	n/a
Proceeds from sale of property and equipment and other intangibles	—	0.1	n/a

Net cash used in investing activities	(58.4)	(76.5)	-24%

Cash flows provided by financing activities
Net debt redemptions	—	(74.1)	n/a
Other (incl. finance lease and capital decreases)	(8.8)	(0.5)	n/a

Net cash used in financing activities	(8.8)	(74.6)	-88%

Net increase (decrease) in cash and cash equivalents
Cash at beginning of period	145.7	65.6	122%
Cash at end of period	199.9	50.0	300%

Net cash generated (used)	54.2	(15.6)	n/a

Free Cash Flow
Net cash provided by operating activities	121.4	135.4	-10%
Purchases of property and equipment	(45.3)	(67.5)	-33%
Purchases of intangibles	(13.1)	(8.8)	50%
Free Cash Flow	62.9	59.2	6%

5.3          EU GAAP Condensed consolidated interim statement of financial position

(unaudited)

	March 31,	Dec 31,
(€ in millions)	2010	2009	Change

ASSETS
Non-current Assets:
Property and equipment	1,300.3	1,315.0	(14.7)
Goodwill	1,240.1	1,240.4	(0.3)
Other intangible assets	298.9	308.6	(9.7)
Deferred tax assets	73.8	116.4	(42.6)
Derivative financial instruments	7.6	9.1	(1.5)
Investments in equity accounted investees	0.1	0.3	(0.2)
Other assets	5.5	5.6	(0.1)
Total non-current assets	2,926.3	2,995.3	(69.0)

Current Assets:
Inventories	11.6	11.3	0.3
Trade receivables	75.7	73.3	2.4
Derivative financial instruments	0.3	0.3	0.0
Other current assets	53.2	47.3	5.9
Cash and cash equivalents	199.9	145.7	54.2
Total current assets	340.7	277.9	62.8

TOTAL ASSETS	3,267.0	3,273.2	(6.2)

EQUITY AND LIABILITIES
Equity:
Share capital	1,042.7	1,041.8	0.9
Share premium and other reserves	904.8	902.6	2.2
Retained loss	(1,571.1)	(1,584.4)	13.3
Total equity	376.4	360.1	16.3

Non-current Liabilities:
Loans and borrowings	2,289.5	2,291.5	(2.0)
Derivative financial instruments	36.9	18.6	18.3
Deferred revenue	8.0	8.6	(0.6)
Deferred tax liabilities	4.3	45.7	(41.4)
Other liabilities	42.6	39.9	2.7
Total non-current liabilities	2,381.2	2,404.3	(23.1)

Current Liabilities:
Loans and borrowings	34.2	32.4	1.8
Trade payables	92.1	82.2	9.9
Accrued expenses and other current liabilities	257.9	272.5	(14.6)
Deferred revenue	105.6	105.1	0.5
Derivative financial instruments	19.6	16.6	3.0
Current tax liability	0.1	0.1	0.0
Total current liabilities	509.4	508.9	0.5

Total liabilities	2,890.6	2,913.2	(22.6)

TOTAL EQUITY AND LIABILITIES	3,267.0	3,273.2	(6.2)